Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Dover Corporation of our report dated June 21, 2013, on the financial statements of the Dover Corporation Retirement Savings Plan appearing in the Annual Report on Form 11-K of the Dover Corporation Retirement Savings Plan for the year ended December 31, 2012.

/s/ Crowe Horwath LLP Crowe Horwath LLP

Oak Brook, Illinois

November 27, 2013